Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)


                                  Three Months Ended March 31
                                         1996            1995
PRIMARY                           ---------------------------------
Average shares outstanding               31,390,830     31,076,704
Net effect of stock
  options - based on the
  treasury stock method using
  average market price                   (1)              (1)
                                  ---------------------------------
                                         31,390,830     31,076,704

Net income (loss)                           $33,598        $34,276

     Per-share amount                         $1.07          $1.10
                                              =====          =====

FULLY DILUTED
Average shares outstanding               31,390,830     31,076,704
Net effect of dilutive stock
  options - based on the
  treasury stock method using
  the average quarterly market
  price, if higher than exercise
  price                                     388,822        149,901
                                  ---------------------------------
                                         31,779,652     31,226,605

Net income (loss)                           $33,598        $34,276

     Per-share amount                         $1.06          $1.10
                                              =====          =====

(1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.